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                                                               EXHIBIT NO. 10(D)

                           THE PROGRESSIVE CORPORATION
                              1999 GAINSHARING PLAN

1. The Progressive Corporation and its subsidiaries ("Progressive" or the "Company") have adopted The Progressive Corporation 1999 Gainsharing Plan (the "Plan") as part of their overall compensation program. The objective of the compensation program is to pay competitive base salaries and for gainsharing to bring total cash compensation to the top of the market when Core Business (as defined below) and assigned Business Segment performance meets expectations. A Business Segment may consist of a distribution channel, business unit, product, function, process or other business category, such as new or renewal business. Participants will have the opportunity to earn cash compensation in excess of the top of the market when Core Business and assigned Business Segment performance exceeds expectations.

2. Plan participants for each Plan year shall be selected by the Executive Compensation Committee (the "Committee") of the Board of Directors of The Progressive Corporation from those officers and regular employees of Progressive who are assigned primarily to the Core Business or a corporate support function as of December 1 (or such other date as may be determined by the Chief Human Resources Officer) of that Plan year. The gainsharing opportunity, if any, for those executive officers who participate in The Progressive Corporation 1999 Executive Bonus Plan will be provided by and be a component of that plan. The Plan shall be administered by or under the direction of the Committee.

3. Annual Gainsharing Payments under the Plan will be determined by application of the following formula:

          Annual Gainsharing Payment = Paid Earnings x Target Percentage x Performance Factor

4. Paid Earnings for any Plan year means the following items paid to a participant during the Plan year: (a) regular, vacation, sick, holiday, funeral and overtime pay, (b) lump sum merit adjustments based on performance and (c) retroactive payments of any of the foregoing items relating to the same Plan year.

    For purposes of the Plan, Paid Earnings shall not include any short-term or long-term disability payments made to the participant, the earnings replacement component of any worker's compensation award or any other bonus or incentive compensation awards.

    Notwithstanding the foregoing, if the sum of the regular, vacation, sick, holiday and funeral pay received by a participant during a Plan year exceeds his/her salary range maximum for that Plan year, then his/her Paid Earnings for that Plan year shall equal his/her salary range maximum, plus any of the following items received by such participant during that Plan year: (a) overtime pay, (b) retroactive payments of regular, vacation, sick, holiday, overtime and funeral pay and (c) lump sum merit adjustments.

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5.  Target Percentages vary by position. Target Percentages for Plan participants typically are as follows:

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                     POSITION                                      TARGET %
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Policy Team Members, General Managers and Senior Process           40% - 135%
Leaders/Managers
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Top Functional/Line Managers                                       35%
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Senior Functional/Line Managers                                    25%
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Middle Functional/Line Managers                                    15%
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Senior Professionals and Managers                                  12%
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Professionals and Supervisors                                      8%
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    Target Percentages will be established within the above ranges by, and may be changed with the approval of (a) the CEO - Insurance Operations or CEO-Investments and Capital Management, (b) Chief Human Resources Officer and (c) if applicable, the appropriate process leader (collectively, the "Designated Executives"). Target Percentages also may be changed from year to year by the Designated Executives.

6.  The Performance Factor

    A.  General

        The Performance Factor shall consist of one or more Profitability and Growth Components and a Cost Structure Improvement Component, as described below (the "Performance Components"). The Performance Components will be weighted to reflect the nature of the individual participant's assigned responsibilities. The weighting factors may differ among participants and will be determined, and may be changed from year to year, by or under the direction of the Committee.

    B.  Profitability and Growth Components

        The Profitability and Growth Components measure overall operating performance of Progressive's Personal Lines segment (excluding Midland Financial Group, Inc.) and the commercial vehicle insurance business unit (collectively, the "Core Business"), as a whole, or the participant's assigned Business Segment, for the Plan year for which an Annual Gainsharing Payment is to be made. For purposes of computing a Performance Score for these Components, operating performance results are measured by a Gainsharing Matrix, as established by or under the direction of the Committee for the Plan year, which assigns a Profitability and Growth Performance Score to various combinations of profitability (as measured by the Gainsharing Combined Ratio) and growth (based on year-to-year change in Net Written Premium) outcomes. A separate Gainsharing Matrix may be established for the Core Business and each Business Segment, as determined by or under the direction of the Committee.


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          The Gainsharing Combined Ratio is determined for the Core Business, and for each Business Segment (as applicable), as follows:

          1. Each year, target combined ratios are established by or under the direction of the Committee for all products within the Core Business, as a whole, and for each Business
              Segment, determined to yield an average target policy life combined ratio of 96.

          2. A weighted target combined ratio is calculated for the Core Business or applicable Business Segment based on the various target combined ratios for the constituent product categories, which are weighted on the basis of the Net Earned Premium generated by each such product category for the Plan year.

          3. The actual GAAP combined ratio achieved for the Plan year is subtracted from the weighted target combined ratio to determine the extent to which performance is over or under target. This result, whether positive or negative, is subtracted from the average policy life combined ratio target of 96 to determine the Gainsharing Combined Ratio.

          The Gainsharing Combined Ratio is then matched with growth in Net Written Premium using the Gainsharing Matrix to determine a Profitability and Growth Performance Score.

          C.  Cost Structure Improvement Component
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              The Cost Structure Improvement Component measures success in achieving cost structure improvement for the Core Business, as a whole, and for the assigned Business Segment, if applicable. Results are reflected in a Cost Structure Improvement Score. For purposes of computing the Cost Structure Improvement Score, cost structure improvement is measured by comparing the sum of the GAAP Underwriting Expense Ratio ("Underwriting Expense Ratio") and Loss Adjustment Expense Ratio ("LAE Ratio") achieved for the Plan year (collectively, "Actual Expense Ratio") against defined expense objectives for that year, as established by or under the direction of the Committee ("Target Expense Ratio"). The Target Expense Ratio, including its individual components, may vary by Business Segment and/or for the Core Business as a whole, and may be changed from year to year by or under the direction of the Committee.

              The Cost Structure Improvement Score will be computed in accordance with the following formula:

              Cost Structure
              Improvement = 1+ [Target Expense Ratio-Actual Expense Ratio]
              Score            -------------------------------------------
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     D.  Component Weighting
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         Performance Components for the Core Business and assigned Business
         Segment are weighted as provided above. For participants in the Core Business, the typical weighting will be as follows:

         Performance Component                                Weighting
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         Core Business Profitability and Growth Results       60%
         Core Business Cost Structure Improvement Results     15%
         Business Segment Profitability and Growth Results    25%
         Total                                                100%


         There will typically be no Business Segment Profitability and Growth Component for participants assigned to a corporate support function (such as Finance, Human Resources and Law) and others who are not assigned primarily to a Business Segment. Individualized programs may be developed if and to the extent deemed appropriate by the Designated Executives.

         The Performance Score for each Performance Component is multiplied by the assigned weighting factor to produce a Weighted Performance Score. The sum of the Weighted Performance Scores equals the Performance Factor. The final Performance Factor can vary from 0 to 2.0, based on actual performance versus the pre-established objectives.

7. Subject to Paragraph 8 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual Gainsharing Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Earnings for the first 11 months of the Plan year, one month of estimated earnings, performance data through the first 11 months of the Plan year (estimated, if necessary) and one month of forecasted operating results. No later than February 15 of the following year, each such participant shall receive the balance of his or her Annual Gainsharing Payment, if any, for such Plan year, based on his or her Paid Earnings and performance data for the entire Plan year.

    Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or a portion of the Annual Gainsharing Payment otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan.

8. Unless otherwise determined by the Committee or as provided at Paragraph 10 hereof, in order to be entitled to receive any portion of an Annual Gainsharing Payment for any Plan year, the participant must be employed by Progressive on the payment date for that portion of the Annual Gainsharing Payment. Annual Gainsharing Payments will be net of any legally required deductions for federal, state and local taxes and other items.

9. The right to any Annual Gainsharing Payment hereunder may not be transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.
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10.  The Plan shall be administered by or under the direction of the Committee.
     The Committee shall have the authority to adopt, alter and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.

     The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

     Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein, interpret the provisions thereof, waive any of the requirements specified herein and make determinations hereunder and to establish, change or modify Performance Components and their respective weighting factors, performance targets and Target Percentages) may be exercised by the Designated Executives. In the event of a conflict, the determination of the Committee will govern.

11. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

12. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive's general assets.

13 Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

14. Progressive shall have the unrestricted right to set off against or recover out of any Annual Gainsharing Payment or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

15. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable by or due from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 1997 Gainsharing Plan, as heretofore in effect (the"Prior Plan"), which is and shall be deemed to be terminated as of December 31, 1998 (the "Termination Date"); provided, that any bonuses or other sums earned under the Prior Plan with respect to any Plan year ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

16. This Plan is adopted, and is to be effective, as of January 1, 1999. This Plan shall be effective for 1999 and for each calendar year thereafter unless and until terminated by the Committee.

17. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.